EXHIBIT 4.1

CERTIFICATE OF DESIGNATION OF RIGHTS, PRIVILEGES, PREFERENCES AND RESTRICTIONS OF

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK OF

NEW GLOBAL ENERGY, INC.

NEW GLOBAL ENERGY, INC., a Wyoming corporation (the “Corporation”) is organized and existing under the laws of the State of Wyoming.

The Corporation has authorized capital consisting of One Hundred Twenty Million (120,000,000) shares of $.0001 par value capital stock, divided into two (2) classes, that being One Hundred Million (100,000,000) shares of $.0001 par value stock common stock (the “Common Stock”), and Twenty Million (20,000,000) shares of $.0001 par value stock preferred stock (the “Preferred Stock”), of which none of its Preferred Stock is issued.

Pursuant to the Corporation’s Bylaws, Articles of Incorporation, as amended, and by authority conferred pursuant to the Wyoming Business Corporations Act, the Board of Directors of the Corporation may take action by unanimous written consent without notice and without a meeting and, further, the Board of Directors is authorized to create and issue from time to time in one or more series, shares of Preferred Stock of the Corporation, with  each of such series to have such voting powers, designation, preferences and other special rights, qualifications, limitations or restrictions, as expressed in resolutions providing for the creation and issuance of such series, as adopted by the Board of Directors of the Corporation.

Pursuant to the resolutions adopted the Corporation’s Board of Directors pursuant to the Waiver of Notice and Unanimous Written  Consent of the Corporation’s Board of Directors Without a Meeting effective the 22nd day of January 2015 (the “January 2015 Consent”), the Board of Directors does hereby establish a series of Preferred Stock from the Corporation’s authorized shares of Preferred Stock, designated “Series A Convertible Preferred Stock”, consisting of Twenty Five Thousand  (25,000) shares,  with voting powers, designation, preferences and other special rights, qualifications, limitations or restrictions as set forth in this Certificate of Designation of Rights, Privileges, Preferences and Restrictions of Series A Convertible Preferred Stock of NEW GLOBAL ENERGY, INC. (the “Series A Stock”), as follows:

1.0 Designation and Rank

A new series of Preferred Stock from the Corporation’s authorized shares of $.0001 par value Preferred Stock is hereby created, designated Series A Convertible Preferred Stock, consisting of Twenty-five Thousand (25,000) shares (the “Series A Stock”), with the certain rights, privileges, preferences and restrictions as set forth herein shall be senior to all other series and classes of the Corporation’s Common Stock.

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2.0 Dividend Rate and Rights.

Holders of the Series A Stock shall be entitled to receive dividends or other distributions with the holders of the Common Stock on an “as converted” basis when, as, and if declared by the Directors of the Corporation.

3.0 Conversion into Common Stock

3.1 Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof and subject to notice requirements of paragraph 3.2, at any time following the issuance of such shares of Series A Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by multiplying  the number of issued and outstanding shares of the Corporation’s Common Stock by .0000110. Provided however, that such number of common shares into which each share of Series A Stock  may be converted shall not exceed 220.

3.2  Notice of Conversion. Holders of Series A Preferred Stock may convert at any time following the issuance upon three (3) day written notice (“Notice Period “) delivered to the Corporation (“Notice to Convert”) or earlier if the Notice Period shall be waived by the Corporation’s Board of Directors, or earlier following an Event of Default (as defined below). The conversion of Series A Preferred Stock shall utilize the formula set forth in Paragraph 3.1 above applied to the numbers of shares of Common Stock issued and outstanding, on the exact date of conversion, not the day of notice (the “Conversion Date”).   The Series A Stock will automatically convert into the Corporation’s Common Stock following an Event of Default (as defined below). The Corporation shall have the opportunity to cure any Event of Default. If the subject Event of Default is not cured within Ten (10) days following any Event of Default then each of the shares of Series A Stock then outstanding shall be convertible into that number of fully paid and non-assessable shares of the Corporation’s Common Stock pursuant to the formula set forth in Paragraph 3.1 above (the “Conversion Shares”).

3.3 Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Series A Stock and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose).  Such conversion shall be determined on the basis of the total number of shares of Series A Stock the holder has at the time and is converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion.  Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series A Stock to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled.  The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series A Stock a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Stock to be converted.

3.4 Adjustments to Conversion Price - Merger or Reorganization. In case of any consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property of the Corporation to another corporation for cash, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Series A Stock at least thirty (30) days prior to the consummation of such event, a notice thereof and each such holder shall have the right to convert such holder’s shares of Series A  Stock into shares of Common Stock pursuant to this Paragraph 3 and thereafter receive the number of shares of Common Stock or other securities or property, or cash, as the case may be, to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Stock would have been entitled upon conversion immediately preceding such consolidation, merger or conveyance.

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4.0 No Impairment

The Corporation will not, by amendment of its Articles of Incorporation or by amendment to the Certificate of Designation of the Rights, Privileges, Preferences and Restrictions of Series A Convertible Preferred Stock establishing the Series A Stock, which shall be prepared as a separate document and filed with the requisite regulatory agencies, or by resolutions adopted subsequent to the date hereof, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue some or all of any class of its securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 4, and in the taking of all such action as may be necessary or appropriate in order to protect against impairment the conversion rights of the holders of shares of the Series A Stock.

5.0 Notices of Record Date

In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to each holder of shares of Series A Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

6.0 Common Stock Reserved

The Corporation shall take such action as is necessary, and to amend the Articles of Incorporation, if required, to have authorized such number of shares of Common Stock as shall from time to time be sufficient to effect (a) conversion of the Series A Stock into Common Stock, that number of shares of Common Stock underlying outstanding options, warrants or other rights to acquire Common Stock granted by the Corporation.

7.0 Liquidation Preference

7.1 Distribution upon Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

(a) The holders of shares of the Series A Stock shall be entitled to receive prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the Corporation by reason of their ownership of such stock an amount equal to One Hundred Fifty Dollars ($150.00) per share with respect to each share of Series A Stock owned as of the date of Liquidation, plus the net Liquidation proceeds on an “as converted basis” pari passu with the holders of the Common Stock.

7.2 Definition of Liquidation.  For purposes of this Paragraph 8, and unless a majority of the holders of the shares of Series A Stock affirmatively vote or agree by written consent to the contrary, a Liquidation shall be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), and (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least fifty one percent (51%) of the voting power of the surviving or acquiring entity.

7.3 Distributions upon Sales or Liquidation for other than Securities.  If any of the assets of the Corporation are to be distributed other than in cash under this Paragraph 7, then the Board of Directors of the Corporation shall promptly engage recognized independent appraisers to determine the value of the assets to be distributed. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Preferred Stock and Common Stock of the appraiser’s valuation.

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8.0 Voting Rights

Except as required by law, the holders of shares of Series A Stock and the holders of Common Stock and all classes of Preferred and Common Stock shall be entitled to notice of any stockholders’ meeting.  All classes of Preferred Stock and Common Stock issued and outstanding at the time shall vote as a single class. The holders of each share of Series A Stock shall have that number of votes equal to the number of Series A shares held.

9.0 Optional Redemption by the Corporation

Notwithstanding any other provision of this Agreement and except as otherwise required by law for as long as shares of Series A Stock remain outstanding, the Corporation shall have the option to redeem all of the outstanding shares of Series A Stock at any time on an “all or nothing” basis, unless otherwise mutually agreed in writing between the Corporation and the holders of shares of Series A Stock holding at least 51% of such A Stock, beginning ten (10) business days following notice by the Corporation, at a redemption price of  One Hundred Fifty Dollars ($150.00) per share. Redemption payments shall only be made in cash within sixty (60) days of notice by the Corporation to redeem.

10.0 Protective Covenants

In addition to any other rights provided by law to the holders of the Corporation’s Common Stock and the Preferred Stock, for as long as shares of the Series A Stock or any shares thereof remain outstanding, the Corporation shall not do any of the following without first obtaining the affirmative vote by written consent of the holders of a majority of the then outstanding shares of Series A Stock

10.1 make any changes to the terms of the Series A Stock, or to the Corporation’s Articles of Incorporation or Bylaws, or create any other class or series of Common or Preferred Stock, or create or modify the terms, rights and preferences of any class of shares now authorized, or authorized or created subsequent to the date hereof, having preferences over or being on a parity with the Series A Stock as to dividends, liquidation, conversion or any other right and privilege of the Series A Stock, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof, are to be used first for the retirement of all Series A Stock then outstanding; or

10.2 allow any payment of dividends unless Series A Stock shareholders participate in such dividends with the holders of Common Stock in proportion to their respective voting rights as set forth in Paragraph 8.0 above.

A violation or breech of any of the above covenants shall constitute an event of default of these Protective Covenants (an “Event of Default”).

11.0 Reissuance

The shares of Series A Stock acquired by the Corporation by reason of conversion or otherwise can be reissued, but only as an amended class, not as shares of Series A Stock.

12.0 Notices

Unless otherwise specified in the Corporation’s Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of shares of Series A Stock, shall be delivered to it at its address as it appears on the stock records of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Rights, Privileges, Preferences and Restrictions of Series A Convertible Preferred Stock of NEW GLOBAL ENERGY, INC. to be signed by the Corporation’s President and Secretary effective January 22, 2015.

NEW GLOBAL ENERGY, INC.

By	/s/ Perry Douglas West
Name:	Perry Douglas West
Title:	Chairman of the Board of Directors

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